Exhibit 3.3.2.1

AMENDMENT NO. 1 TO LIMITED LIABILITY COMPANY
AGREEMENT OF AEROSPACE DISPLAY SYSTEMS, LLC

AMENDMENT dated as of March 9, 2003 to the Limited Liability Company Agreement of Aerospace Display Systems, LLC (“ADS”) dated as of July 1, 2000 (as heretofore amended, the “LLC Agreement”).

W I T N E S S E T H :

WHEREAS, DeCrane Aircraft Holdings, Inc. (the “Initial Member”), as the sole Member of ADS, wishes to amend the LLC Agreement as set forth herein;

NOW, THEREFORE, the Initial Member hereby approves the following:

Section 1.  Definitions; References.  Unless otherwise specifically defined herein, each capitalized term used herein which is defined in the LLC Agreement shall have the meaning assigned to such term in the LLC Agreement.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the LLC Agreement shall, from and after the date hereof, refer to the LLC Agreement as amended hereby.

Section 2.  Amendment to Permitted Transfer Provisions.  Section 9.2 of the LLC Agreement is amended by inserting the following sentence at the end thereof:

“In addition, the Initial Member or other Members may transfer all of their respective Interests in connection with a sale of all of the outstanding Interests to a single transferee or group of affiliates transferees.”

Section 3.  Amendment to Admission of Members Provision.  Section 9.7 of the LLC Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, if the Initial Member or other Members shall transfer all of their respective Interests in connection with a sale of all of the outstanding Interests to a single transferee or a group of affiliated transferees, each such transferee shall be admitted as a Member without the approval required by Section 5.6.”

Section 4.  Approval Of Amendment.  Notwithstanding any provision to the contrary in the LLC Agreement, no separate instrument reflecting the approval of this Amendment by the Members shall be required for this Amendment to be effective as of the date hereof.

Section 5.  GOVERNING LAW.  DELAWARE LAW SHALL GOVERN THIS AMENDMENT AND ALL DISPUTES ARISING HEREUNDER.

Section 6.  Counterparts; Effectiveness.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall be effective as of the date hereof when executed by the Initial Member.

IN WITNESS WHEREOF, the Initial Member has caused this Amendment to be duly executed as of the day and year first above written.

DECRANE AIRCRAFT HOLDINGS, INC.

By:	/s/ Richard J. Kaplan
	Name:	Richard J. Kaplan
	Title:	Senior Vice President, Chief Financial Officer, Secretary and Treasurer